Exhibit 10.2

Tempur Sealy International, Inc.

1000 Tempur Way

Lexington, Kentucky 40511

May 22, 2015

Mark A. Sarvary

c/o Tempur Sealy International, Inc.

1000 Tempur Way

Lexington, KY 40511

Re:	Termination of Employment

Dear Mr. Sarvary:

On June 30, 2008 you and Tempur Sealy International, Inc., a Delaware corporation (formerly known as “Tempur-Pedic International Inc.” and referred to below as the “Company”), entered into an Employment and Non-Competition Agreement (as amended by the First Amendment thereto, the “Employment Agreement”). Each capitalized term used herein but not defined shall have the meaning ascribed to it in the Employment Agreement.

In accordance with the termination right granted to the Company in Section 3.1(a) of the Employment Agreement, this letter will confirm the Company has terminated your employment not For Cause, with your termination of employment to be effective May 31, 2015, and you agree not to apply for or accept future employment with the Company or any of its wholly or partially owned subsidiaries or affiliates. This letter serves as notice and confirmation of your termination of employment with the Company. We have provided a separate letter confirming the details of your exit package under the Employment Agreement (the “Confirmation Letter”).

We would also like to take this opportunity to remind you that, notwithstanding the termination of your employment with the Company, certain of your obligations under the Employment Agreement and other agreements that you may have signed during your employment with the Company continue. These obligations include, but may not be limited to, obligations relating to Confidential Information and Trade Secrets, as well as non-competition and non-solicitation, as set forth in Article IV of the Employment Agreement.

This letter agreement will also confirm our agreement on several other matters, as follows:

1. Cooperation. You agree that through July 31, 2015 you will be reasonably available by phone and email for consultation on transition matters and providing information to other members of the senior management team and the Company’s Board of Directors.

2. Reimbursement of Legal Expenses. The Company agrees to reimburse you for reasonable fees and expenses of your legal counsel in connection with providing advice with respect to your departure and the review and negotiation of this letter agreement and related exit documentation, up to a total of $10,000. This reimbursement will be made promptly after receipt of supporting documentation in reasonable detail.

3. Non-Disparagement. The Company agrees that it will not issue any press release or make any other official public statements that disparage you; provided however, that nothing in the foregoing shall be deemed to prevent the Company from complying with its disclosure obligations under applicable law, legal process, subpoena, the rules of any stock exchange, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought. You agree that you will not issue any press release or make any other public statements that disparage the Company; provided however, that nothing in the foregoing shall be deemed to prevent you from complying with your disclosure obligations under applicable law, legal process, subpoena, the rules of any stock exchange, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

4. Computer Files. The Company will provide you with a copy of your Outlook and calendar list from your computer.

5. Outplacement Services. The Company will provide you with outplacement services from a vendor selected by the Company, so long as the total cost for the services does not exceed $50,000.

6. Release and Waiver. As consideration for the promises and consideration made by the Company in Sections 1-5 of this letter agreement, and as a condition precedent to receiving certain of the payments and benefits set forth in the Confirmation Letter, you agree as follows:

6.1 Definitions. You agree that, by entering into this letter agreement, you are binding your heirs, executors, administrators, insureds and assigns, as well as any and all others acting through or on your behalf. You also agree that your release of the Company, set out below, includes a release of the Company’s present and former parent(s), wholly owned or partially owned subsidiaries and affiliates as well as all of their agents, directors, stockholders, officers, employees, representatives, attorneys, divisions and all of their predecessors, successors, heirs, executors, administrators and assigns, in each case in its capacity as listed above (collectively, the “Releasees”).

6.2 Full General Release of All Claims. You agree to release the Releasees from any and all legal and equitable claims, of any nature whatsoever, against any of the Releasees, arising out of events occurring before, on or as of the date of execution of this letter agreement as set forth on your signature line hereto.

6.3 Specific Release of All Other Employment Law Claims. You agree that, except as provided in Section 6.6 of this letter agreement, claims being released under Section 6.2 include, but are not limited to, any and all claims against Releasees arising under any federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions and/or common law(s), from any and all actions, causes of action, lawsuits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses of any and every nature whatsoever, both legal and equitable, whether known or unknown, which you had, have ever had, now have or may have against them, including, but not limited to, (a) any and all claims which were, or could have been asserted in any lawsuit, (b) any and all claims arising out of your employment by the Company and separation from said employment, (c) any and all claims of discrimination or retaliation arising under local, state or federal law including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; 42 U.S.C. §§ 1981, 1981A, 1983 and 1985; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Federal Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq.; Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 301 et

seq.; Executive Order 11246, each, as amended, and all other such similar statutes, city or county ordinances or resolutions and anti-discrimination laws of the Commonwealth of Kentucky; (d) any and all tort claims including, but not limited to, claims of wrongful termination, constructive discharge, defamation, invasion of privacy, interference with contract, interference with prospective economic advantage and intentional or negligent infliction of emotional distress and outrage, (e) any and all contract claims whether express or implied, (f) any and all claims for unpaid wages, benefits or entitlements asserted under the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq. or under Kentucky wage and hour laws, (g) any and all claims for unpaid benefits or entitlements asserted under any Company plan, policy, benefits offering or program except as otherwise required by law, (h) any and all claims under Kentucky workers’ compensation laws, (i) any and all claims for attorneys’ fees, interest, costs, injunctive relief or reinstatement to which you are, claim to be or may be, entitled, and (j) any and all claims of age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., as amended, or under local or state civil rights laws.

6.4 Release of ADEA Claims. By execution of this letter agreement, you expressly waive any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 621 et seq., and further expressly acknowledges and understands the following: (a) that the waiver set forth in this paragraph, including all subparagraphs, is between you as an individual and the Company and the Releasees , and is written in a manner that is fully understood by you; (b) that the waiver set forth in this paragraph, including all subparagraphs, refers to rights or claims arising under the ADEA; (c) that by your execution of this letter agreement, you do not waive any rights or claims under the ADEA that may arise after the date this letter agreement is executed; and (d) that the waiver of rights or claims arising under the ADEA contained in this letter agreement is in exchange for the consideration set forth herein and is above and beyond that to which you are entitled;

6.5 Assignment of All Claims. Except as reserved in Section 6.6 below, you hereby assign to the Company, without restriction, any and all suits, actions, charges or claims, of any nature whatsoever, known or unknown, accrued or not accrued, against any of the Releasees. You, for and on behalf of you and your beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agree that they will not file or otherwise submit any charge, claim, complaint, arbitration request, or action to any agency, court, organization, or judicial forum, including but not limited to all federal, state, and local forums, against the Releasees. Nor will you permit any person, group of persons, or organization to take such action on your behalf against the Releasees arising out of any actions or non-actions on the part of the Releasees arising before execution of this letter agreement. You further agree that in the event that any person or entity should bring such a charge, claim, complaint, or action on your behalf, you hereby waive and forfeit any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed. The provisions of this paragraph or any other paragraph in this letter agreement shall not be construed to prevent you from filing a charge with the Equal Employment Opportunity Commission or similar agency, only to the extent you are permitted to do so by law, notwithstanding the provisions of this letter agreement to the contrary. You understand that the provisions of this Section mean that, except as may otherwise be provided by law, you cannot bring a lawsuit in any forum (whether it be foreign, federal, state, or local) against the Releasees for any reason.

6.6 Only Exceptions to Release and Assignment. Notwithstanding any other provisions of this letter agreement, nothing in this letter agreement shall be construed to be a release or assignment of any claim by you for the following: (a) claims against the Company for failure to perform its obligations under this letter agreement; (b) claims against the Company for failure to perform its obligations under the Employment Agreement or any of the equity award agreements referred to in the Confirmation Letter; and (c) for retirement benefits under any pension, retirement or retirement savings plan qualified under Section 401(a) of the Internal

Revenue Code of 1986, as amended, in which you are a participant by virtue of your employment with the Company, to benefit claims under any employee welfare benefit plan, including disability or life insurance, based on events occurring after your execution of this letter agreement, or to any rights you may have to continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986. To obtain disbursements pursuant to any plan identified in this Section, you shall provide the Company with any necessary notices and elections required by the plan documents, ERISA, and any other applicable laws.

6.7 Representations Concerning Certain Claims. You acknowledge that as of the date this letter agreement is executed, you: (a) have not suffered a work-related injury that has not been properly disclosed to the Company; and (b) have been paid in full all wages due and owing for any and all work performed for the Company, and that you are not aware of any facts or circumstances constituting a violation by the Company of the Fair Labor Standards Act, the Kentucky wage act or wage orders, or similar state laws.

6.8 Return of Property. You agree to return all Company property prior to the end of May 31, 2015, other than the laptop computer recently given to you by the Company.

7. Notice. You agree you will promptly provide the Company a new address for any notices to be delivered pursuant to Section 6.1(b) of the Employment Agreement.

8. Miscellaneous. This letter agreement, together with the Employment Agreement and the equity award agreements referred to in the separate Confirmation Letter constitute the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties with respect to the subject matter hereof. The provisions of Article V (“Agreement to Submit All Existing Disputes to Binding Arbitration”) and Section 6.3 (“Amendment”), Section 6.4 (“Assignability”), Section 6.5 (“Severability”), Section 6.6 (“Waiver of Breach”), Section 6.7 (“Governing Law; Construction”) and Section 6.8 (“Tax Compliance”), of the Employment Agreement will apply to this letter agreement.

9. No Wrongdoing by You or the Company. It is understood and agreed by the parties to this letter agreement that nothing in this letter agreement or the related Confirmation Letter or Employment Agreement constitutes an admission of any liability, violation of law or wrongdoing of any kind or nature whatsoever on the part of either the Company, the Releasees or you.

10. Consideration. You acknowledge that you have been advised to consult with an attorney of your choice prior to signing this letter agreement; and that you have been given at least twenty-one (21) days to review and consider the contents of this letter agreement, but that you may choose to execute the letter agreement sooner. You further acknowledge that this letter agreement is being signed by you knowingly and voluntarily without coercion or duress and that it is revocable for a seven (7) day period after execution, after which it will become automatically effective and enforceable without any further act by you unless specifically revoked by you during such seven (7) day period. You understand that the severance pay outlined in this letter, the Confirmation Letter and the Employment Agreement, and any other consideration hereunder, are conditional upon your execution of this letter agreement and will not be paid until after the seven (7) day revocation period has expired. You further agree and understand that if you revoke, attempt to revoke or otherwise breach this letter agreement, you must return to the Company the full amount of any severance pay received or provided to you as set forth above or in the Confirmation Letter or in the Employment Agreement, without offset for any reason at the time of revocation or breach.

11. Your Representations and Warranties. You represent and warrant that you have done nothing prior to signing this letter agreement that would violate or that is contrary to any of the covenants set forth herein or in the Confirmation Letter or Employment Agreement. You acknowledge that the Company is entering into this letter agreement and the Confirmation Agreement in reliance upon your warranties and representations herein and in the Confirmation Letter and Employment Agreement.

You have been a great leader for the Company over the years you have served as CEO, and you can be proud of your many accomplishments at Tempur Sealy. We thank you for your service to the Company and wish you the best of luck in your future endeavors.

Please sign where indicated below to confirm your agreement with the foregoing.

Best regards,

TEMPUR SEALY INTERNATIONAL, INC.

By:	/s/ Brad Patrick 5/27/15
Title:	Executive Vice President, Chief Human
Resources Officer

Agreement Confirmed:

/s/ Mark Sarvary	Date: May 25, 2015
Mark Sarvary